Exhibit 99.2

                     CHARTER FOR THE COMPENSATION COMMITTEE

                            OF THE BOARD OF DIRECTORS

                                       OF

                                 TUNGSTEN CORP.

PURPOSE

The Board of Directors of Tungsten Corp. (the "Board" and the "Company," respectively) has established a Compensation Committee in order to review and make recommendations to the Board regarding compensation to be provided to the Company's directors, officers and employees and to make grants under and otherwise administer any equity compensation plans that may be adopted by the Board (the "Plans").

The Compensation Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

STATEMENT OF PHILOSOPHY

The philosophy of the Compensation Committee is to provide competitive compensation in order to attract and retain highly qualified directors, officers and employees.

MEMBERSHIP

Compensation Committee membership must meet the following criteria:

(a) Each member of the Compensation Committee ("Committee Member") shall be"independent," as such term is defined by the rules and regulations of the SEC and the Nasdaq Stock Market, including Nasdaq Rule 5605(a) and any successor rule thereto.

(b) Each Compensation Committee member shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC").

(c) The Compensation Committee shall consist of a minimum of two (2) Non-employee Directors (as such term is defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended).

The Compensation Committee Members shall be appointed by and serve at the discretion of the Board.
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RESPONSIBILITIES

The responsibilities of the Compensation Committee shall be to:

(i) Review and approve decisions regarding the compensation of executiveofficers, and such other employees of the Company as directed by the Board;

(ii) Review and make recommendations to the Board regarding general compensation goals and guidelines for the Company's employees and the criteria by which bonuses and stock compensation awards to the Company's employees are determined;

(iii) Act as administrator of all equity compensation plans that may be adopted by the Board(the `Plans") within the authority delegated by the Board. In its administration of the Plans, the Compensation Committee may: (1) grant stock options or stock purchase rights to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, in compliance with Rule 16b-3 thereunder); (2) amend such stock options or stock purchase rights; and (3) take all other actions permitted under the Plans;

(iv) Review and make recommendations to the Board with respect to amendments to the Plans and changes in the number of shares reserved for issuance thereunder;

(v) Review and make recommendations to the Board regarding other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company;

(vi) To the extent required, prepare a report to be included in the Company's proxy statement that describes: (a) the criteria on which compensation paid to the Chief ExecutiveOfficer for the last completed fiscal year is based, (b) the relationship of such compensation to the Company's performance, (c) the Compensation Committee's executive compensation policies applicable to executive officers, and (d) the Company's policies with respect to the $1 milliondeduction limit for certain executive compensation imposed by Section 162(m) of the IRC; and

(vii) Authorize the repurchase of shares from terminated employees pursuant to applicable law.

MEETINGS

It is anticipated that the Compensation Committee will meet at least twice each year. However, the Compensation Committee may establish its own schedule, which it will provide to the Board in advance. At a minimum of one of such meetings annually, the Compensation Committee shall consider stock plans, performance goals and incentive awards, and the overall coverage and composition of the compensation package.

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MINUTES

The Compensation Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

REPORTS

The Compensation Committee shall provide written reports to the Board of the Company regarding recommendations of the Compensation Committee submitted to the Board for action, and copies of the written minutes of its meetings.

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